EXHIBIT 99.1

Investor Contact:	Press Contact:

Jeff Carberry	Eric Nash

Stamps.com Investor Relations	Stamps.com Public Relations

(310) 482-5830	(310) 482-5942

invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES RECORD FIRST QUARTER 2015 RESULTS

Revenue up 32%; Non-GAAP Diluted EPS up 43% to $0.72

El Segundo, CA – May 7, 2015 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the first quarter ended March 31, 2015.

Highlights for the first quarter:

•	Core Mailing and Shipping revenue, which includes the ShipStation and ShipWorks subsidiaries, was $42.6 million, up 34% compared to the first quarter of 2014.

•	Total revenue was $44.1 million, up 32% compared to the first quarter of 2014.

•	On a non-GAAP basis, excluding $2.6 million of stock-based compensation expense, $0.7 million of intangible amortization expense, $10.5 million of contingent consideration charges, $0.8 million of non-recurring expenses and a $1.5 million non-cash income tax benefit, income from operations was $12.5 million, net income was $12.2 million and net income per fully-diluted share was $0.72.

"We are very pleased with our continued strong revenue and earnings growth this quarter,” said Ken McBride, Stamps.com's chairman and CEO. “In addition to our overall revenue and earnings growth, during the first quarter we reached our highest level of paid customers, we saw continued strong growth in our enterprise and shipping businesses, and we experienced strong positive contributions from our ShipStation and ShipWorks subsidiaries. We remain very excited about our future prospects which, combined with our first quarter performance, led us to increase our guidance for 2015.”

First Quarter 2015 Detailed Results

Core Mailing and Shipping revenue, including the small business, enterprise and high volume shipping customer segments, and excluding the enhanced promotion and PhotoStamps revenue, was $42.6 million, up 34% versus the first quarter of 2014. Non-core PhotoStamps revenue and non-core Mailing and Shipping revenue from the enhanced promotion channel, which includes online programs where additional promotions are provided directly by marketing partners, was $1.0 million and $0.5 million, respectively, and was down 6% and 15%, respectively versus the first quarter of 2014 as the Company continued to minimize its investment in both areas. Mailing and Shipping gross margin was 79.6%, PhotoStamps gross margin was 16.0% and total gross margin was 78.1%.

On a GAAP basis, the Company recorded a net loss for the first quarter of $1.0 million due primarily to a $10.5 million contingent consideration charge resulting from changes to the fair value of the contingent consideration for the ShipStation acquisition. The change in fair value is a non-cash expense that was driven primarily by the increase in the Company's stock price during the first quarter. On a per share basis, total first quarter 2015 GAAP net loss was $0.06 based on 16.2 million shares outstanding. First quarter 2015 GAAP net income was reduced by $2.6 million of stock-based compensation expense, $0.7 million of amortization expense of acquired intangibles, $10.5 million of contingent consideration charges, $0.8 million of non-recurring, primarily acquisition-related expenses and corporate development-related expenses, and increased by a non-cash income tax benefit of $1.5 million resulting from the GAAP net loss.

GAAP net loss per share was calculated using basic shares outstanding in accordance with ASC 260 which excludes the impact of common stock equivalents that would have an anti-dilutive effect on GAAP net loss per share. Non-GAAP net income per share was calculated using fully diluted shares outstanding, which includes the impact of common stock equivalents, due to the first quarter Non-GAAP net income.

Non-GAAP and GAAP amounts are reconciled in the following table:

First Quarter Fiscal 2015 All amounts in millions except per share or margin data:	Non-GAAP Amounts	Stock-Based Compensation Expense	Intangible Amortization Expense	Contingent Consideration Charge	Non-recurring Expenses	Income Tax Benefit	GAAP Amounts

Cost of Revenues	$9.46	$0.17	$-	$-	$-	$-	$9.63
Research & Development	3.73	0.55	-	-	-	-	4.28
Sales & Marketing	13.30	0.72	-	-	-	-	14.02
General & Administrative	5.10	1.21	0.71	10.51	0.76	-	18.28
Total Expenses	31.59	2.64	0.71	10.51	0.76	-	46.21

Gross Margin	78.5%	(0.4%)	--	--	--	--	78.1%

Income (Loss) from Operations	12.46	(2.64)	(0.71)	(10.51)	(0.76)	-	(2.16)

Operating Margin	28.3%	(6.0%)	(1.6%)	(23.9%)	(1.7%)	-	(4.9%)

Interest and Other Income	0.07	-	-	-	-	-	0.07
Pre-Tax Income (Loss)	12.53	(2.64)	(0.71)	(10.51)	(0.76)	-	(2.09)

Benefit (Expense) for Income Taxes	(0.34)	-	-	-	-	1.45	1.12

Net Income (Loss)	12.20	(2.64)	(0.71)	(10.51)	(0.76)	1.45	(0.97)

On a diluted per share basis	$0.72	$(0.16)	$(0.04)	$(0.65)	$(0.05)	$0.09	$(0.06)

Shares used in per share calculation	16.99	16.16	16.16	16.16	16.16	16.16	16.16 *

* Common equivalent shares are excluded from the diluted earnings per share calculation as their effect is anti-dillutive

Excluding the stock-based compensation expense, intangible amortization expense, contingent consideration charges, non-recurring expenses and non-cash income tax benefit, first quarter 2015 non-GAAP operating income was $12.5 million and non-GAAP net income was $12.2 million or $0.72 per share based on 17.0 million fully-diluted shares outstanding. This compares to first quarter 2014 non-GAAP operating income of $8.4 million and non-GAAP net income of $8.4 million or $0.50 per share based on fully-diluted shares outstanding of 16.7 million. Therefore first quarter non-GAAP operating income, non-GAAP net income, and non-GAAP fully-diluted earnings per share increased by 49%, 46% and 43% year-over-year, respectively.

Taxes, NOL Update and Share Repurchase

The Company has an approximately $55 million Deferred Tax Asset on the balance sheet as of March 31, 2015. For the first quarter of 2015, the Company reported GAAP taxes that included a non-cash income tax benefit of $1.5 million due to its first quarter GAAP net loss position. The Company will continue to use its net operating losses and other tax credits and thus expects to pay alternative minimum cash taxes for the remainder of 2015 consistent with prior years.

The Company has significant tax net operating losses (“NOL”) which could potentially be impaired by shifts in ownership under Section 382 of the Internal Revenue Code. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

During the first quarter of 2015, the Company did not repurchase any shares. The Company’s current repurchase plan remains in effect through November 2015 with a remaining authorization of one million shares.

Business Outlook

For 2015, the Company currently estimates revenue to be in a range of $165 to $185 million; this compares to previous guidance of $160 to $180 million. Non-GAAP net income per fully-diluted share is currently expected to be in a range of $2.55 to $2.95; this compares to previous guidance of $2.50 to $2.90 per fully-diluted share. Non-GAAP net income per fully-diluted share excludes non-cash stock based compensation expenses which are estimated to be approximately $15 million; non-cash amortization of acquired intangibles which is estimated to be approximately $3 million; non-cash changes in contingent consideration charges; non-cash tax expenses or benefits; and other non-recurring items.

Company Customer Metrics and Conference Call

A complete set of the quarterly customer metrics for the past nine fiscal years and current year-to-date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Stamps.com, ShipStation and ShipWorks

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables customers to print U.S. Postal Service-approved postage with just a computer, printer and Internet Connection, right from their homes or offices. The Company has been the leader in transforming the world of mailing and shipping for small business owners, e-commerce sellers, high volume shippers and enterprise organizations alike. The Company currently has PC Postage partnerships with Avery, Microsoft, HP, the U.S. Postal Service and others. Stamps.com was named to Forbes magazine's "America's Best Small Companies" list in both 2013 and 2014.

ShipStation is the leading web-based shipping solution that helps eCommerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any eCommerce web-based solution with approximately 75 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL. ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.

ShipWorks is the leading client-based shipping solution that helps high volume shippers import, organize process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to approximately 65 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution. Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more. Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, Channel Advisor, Magento, and many more. ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders, quickly and efficiently.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed consolidated financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, one-time expenses such as those associated with the relocation of its corporate headquarters, dividend-related compensation expense, legal settlements and reserves, amortization expense of acquired intangibles, acquisition and integration related corporate development expenses, contingent consideration charges and non-cash income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Note that the Company does not believe that a quantitative reconciliation to GAAP net income in its 2015 business outlook is reasonably available because of the difficulty of predicting such matters as the change in contingent consideration charge which could be a material expense or gain that could result in a significantly different GAAP amount.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo, ShipStation, ShipWorks and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2015	2014
Revenues:
Service	$35,649	$25,643
Product	4,743	4,613
Insurance	2,662	1,993
PhotoStamps	989	1,049
Other	9	-
Total revenues	44,052	33,298
Cost of revenues:
Service	6,271	4,369
Product	1,601	1,542
Insurance	923	688
PhotoStamps	830	846
Total cost of revenues	9,625	7,445
Gross profit	34,427	25,853
Operating expenses:
Sales and marketing	14,021	11,370
Research and development	4,282	2,916
General and administrative	7,771	4,197
Contingent consideraton charges	10,512	-
Total operating expenses	36,586	18,483
(Loss) income from operations	(2,159)	7,370
Interest and other income, net	69	136
(Loss) income before income taxes	(2,090)	7,506
Income tax (benefit) expense	(1,120)	172
Net (loss) income	$(970)	$7,334
Net (loss) income per share:
Basic	$(0.06)	$0.45
Diluted	$(0.06)	$0.44
Weighted average shares outstanding:
Basic	16,156	16,222
Diluted	16,156 *	16,664

* Common equivalent shares are excluded from the diluted earnings per share calculation as their effect is anti-dillutive

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2015	2014

ASSETS
Cash and investments	$81,422	$57,630
Accounts receivable	11,983	12,325
Other current assets	5,387	6,071
Property and equipment, net	29,590	30,427
Goodwill and intangible assets, net	85,608	86,463
Deferred tax	55,437	53,816
Other assets	9,483	7,999
Total assets	$278,910	$254,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$30,613	$22,521
Deferred revenue	2,217	2,164
Contingent consideration	26,487	25,015
Total liabilities	59,317	49,700

Stockholders' equity:
Common stock	52	51
Additional paid-in capital	693,598	678,075
Treasury Stock	(172,410)	(172,410)
Accumulated deficit	(301,716)	(300,746)
Accumulated other comprehensive income	69	61
Total stockholders' equity	219,593	205,031
Total liabilities and stockholders' equity	$278,910	$254,731